Exhibit 99.2

For Immediate Release

September 22,   2005

Contact: Robb Leer 612-701-0608 or Larry E. Williams – Ballistic Recovery Systems, Inc (BRS) 651-457-7491 or Info@brsparachutes.com

BALLISTIC RECOVERY SYSTEMS PURCHASES THE MEXICAN MANUFACTURING FACILITY OF PARANETICS TECHNOLOGY, INC

BRS Acquires Tijuana facility experienced in manufacturing parachutes

South St. Paul, MN – September 22, 2005, Ballistic Recovery Systems, Inc. (BRSI or BRSI.OB-BRSparachutes.com) a manufacturer of whole-airplane parachute recovery systems for general aviation and recreational aircraft, announced today it has acquired the Tijuana , Mexico manufacturing facility of Paranetics Technology, Inc., headquartered in Cayucos, California.

Paranetics Technology is a defense contractor specializing in the design and manufacturing of parachutes for the US Department of the defense.  This BRS acquisition is for the Paranetics’ Mexican manufacturing plant and does not include acquisition of any domestic Paranetics operations. The acquisition is expected to increase sales of BRS by $1.5 M dollars in a new market and will solidify the supply of parachutes for sport and General Aviation product lines.

The acquisition will add up to 45 jobs to BRS de Mexico S.A. de C.V., the newly formed subsidiary of BRS Inc.

“This acquisition is a step in the evolution of our goals toward expansion and providing additional designs for more aircraft,” said Larry E. Williams, CEO and president of BRS. “The combination of adding internal capability to manufacture parachute canopies and our market-leadership in whole airplane parachute systems promises to provide measurable benefits to our customers.” Through the addition of the specialized expertise we are acquiring in Mexico and the consistent quality control from one integrated system, we expect to rapidly expand our new manufacturing center in Tijuana and fill the needs worldwide for our technology.”

Paranetics Technology, Inc was founded in 1963.  A leading manufacturer of parachutes for the U.S. military, the company specializes in the design and production of non-personnel parachutes used by the military for cargo and flare drops.  President Joseph Little, who will remain with Paranetics and continue to manage Paranetics Technology’s daily-domestic operations , said this sale represents a win-win situation for both companies.

In Ballistic Recovery Systems’ 25-year history, BRS has sold more than  20,000 of its onboard emergency parachute systems to aircraft owners around the world including over 2,000 systems on certified aircraft like the Cirrus Design aircraft.  BRS units to date have been documented to have saved more than181 lives.

The forward looking matters discussed here should be considered subject to risks and uncertainties, including market fluctuations, pricing, procurement, manufacturing efficiencies, the results of litigation and other risks that could cause the actual results to differ materially from those projected.  For more information, review the company’s filings with the Securities and Exchange Commission, particularly the Company’s annual report on Form 10-KSB.

For more information on BRS contact: Larry E. Williams; BRS, Inc: Fleming Field, 300 Airport Road; South St. Paul ,MN 55075;USA(LarryWilliams@BRSparachutes.com ) TEL 651.457.7491 ; FAX 651.457.8651 or Robb Leer media liaison at 612-701-0608  (Leercommunication@scc.net )

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